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Exhibit 10.56

Millennium Pharmaceuticals, Inc. 75 Sidney Street Cambridge, MA 02139 Tel 617 679 7000 www.mlnm.com

        [Millennium logo]

August 29, 2001

Nancy Simonian, M.D.
61 Old Sudbury Road
Wayland, Ma 01778

Dear Nancy,

        On behalf of Millennium Pharmaceuticals, Inc. (the "Company"), I am pleased to offer you the position of Vice President in the Clinical Development group reporting to Mark Levin, CEO.

        1.    Effective Date:    The effective date of your full-time employment with the Company is to be determined upon your formal acceptance of this offer. After discussion with the hiring manager, please contact Shana Stevens at 617-551-7889 to confirm your start date.

        2.    Salary:    Your base salary will initially be $250,000 per annum. Your salary will be paid periodically in accordance with the Company's payroll procedures. In addition, in accordance with the Company's compensation practices, you will receive, approximately annually, a salary review which will be based on your performance, the Company's performance and such other factors as may be determined by the Company's Board of Directors.

        3.    Success Sharing:    You will be eligible to participate in the Millennium Success Sharing cash bonus program, which includes a fixed percentage of salary target for each position, prorated for length of active service in the calendar year. The funding of the target is based on the Company meeting overall goals established at the beginning of each calendar year. In the event of Company performance below or above target, your personal bonus target may vary. Your individual bonus payment will also vary based on your individual performance. The target for your position is 25% of your annual salary. Your manager will work with you to establish your individual goals, which will be the primary factor in determining your bonus payment. Bonus payments will be made to eligible and active employees in March of 2002 for the 2001 Success Sharing Plan.

        4.    Benefits:    You and your dependents will be eligible for the Company's standard medical, dental, life insurance, disability benefits and Section 125 cafeteria plan. After the standard waiting periods, you will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase plans. You will accrue vacation at the rate of 1.25 days per month of full-time employment. Standard paid holidays will be observed. Transportation benefits, including a choice of MBTA pass up to $60 or contributory off-site parking, are also available. The Company, however, reserves the right to modify its employee benefit programs from time-to-time.

        5.    Equity Participation, Vesting of Stock:    Subject to approval by the Company's Board of Directors, you will be granted stock options exercisable for 60,000 shares of the Company's Common Stock. One third (1/3) of the total number of stock options will be granted on the last day of the calendar month in which you commence full-time employment with the Company, and one third will be granted on the last day of each of the next two succeeding calendar months. The exercise price of these stock options will be equal to the fair market value of Millennium's Common Stock on the date of each grant. All options will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. In the event of your death, all options will vest immediately as to all shares. In the event of termination of your employment for any reason (except as set forth in the preceding sentence), vesting as to all shares shall cease. Provided that you remain employed by the Company, these stock options will be exercisable (as to the vested portion) for 10 years from the date of each grant. A complete description of the terms and conditions of these stock options are contained in the Company's 2000 Stock Incentive Plan or will be contained in your stock option grant forms.

        6.    Employment Period:    Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

        7.    Employment Eligibility Verification:    Please note that all persons employed in the United States, are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work. Please note: the I-9 form and valid identification are legal requirements and must be submitted within 3 days of your start date. If you do not submit the required documentation within the 3-day time frame, by law we cannot allow you to continue to work.

        8.    Proprietary Information, No Conflicts:    You agree to execute the Company's standard form of Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

        9.    Medical Surveillance:    As part of Millennium's medical surveillance program, employees are required to have an initial physical, provided by an on-site registered nurse. All laboratory employees working with hazardous chemical, infectious agents, radio labeled materials or animals shall have access to medical attention, including initial and periodic medical exams without cost to the employee or loss of pay. An employee may refuse an exam if he/she signs a release. If you want to decline from having the initial physical, please notify Human Resources on your first day at New Employee Orientation. Your initial surveillance examination will be scheduled to take place during the first week of your employment.

        10.    New Employee Orientation:    On the first Monday of your employment with the Company, you should arrive at our 75 Sidney Street at location for New Employee Orientation. Millennium is located at University Park at 75 Sidney Street, and orientation is held on the 1st floor. If taking the MBTA you will get off at the Central Square stop on the Red Line. Directions for driving are enclosed. Millennium will reimburse you for any parking expenses. Orientation will begin promptly at 8:30 a.m.

        11.    Sign-on Bonus:    The Company will pay you a bonus of $60,000 on the date of the first paycheck following commencement of your full time employment. Should you terminate for any reason within 12 months of your starting date after having received your bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus.

        Nancy, all of us here at Millennium are very enthusiastic about you commitment to joining the Company and have the highest expectation of your future contributions.

        Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to Pam Torto no later than September 7, 2001. After that date, the offer will lapse.

Very truly yours,
MILLENNIUM PHARMACEUTICALS, INC.

/s/ LINDA K. PINE LINDA K. PINE Sr. Vice President, Human Resources
The foregoing is signed and accepted as of the date first above written by:
/s/ NANCY SIMONIAN Nancy Simonian, M.D.	9/19/01 Date

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  Exhibit 10.56